Exhibit 10.4

ESCROW AGREEMENT

ESCROW AGREEMENT, made and entered into as of the 14th day of December, 2004, by and among APW NORTH AMERICA INC. (the “Sublessor”), AMERICAN BANK NOTE HOLOGRAPHICS, INC. (the “Sublessee”) and CHICAGO TITLE INSURANCE COMPANY (the “Escrow Agent”).

WHEREAS, the Sublessor and the Sublessee are this day entering into a sublease (the “Sublease”) with respect to the real estate located at 2 Applegate Drive, Robbinsville, New Jersey (the “Property”);

WHEREAS, the Sublessee and MORE APPLIED FOUR (DE) LLC, as Master Landlord under that certain Deed of Lease Agreement dated as of May 30, 2000, as amended (the “Master Lease”) with respect to the Property, are entering into a certain Subordination, Non-disturbance, Attornment, Renewal and Option to Purchase Agreement (the “Nondisturbance Agreement”) whereby the Master Landlord, in the event the Master Lease with Sublessor is terminated as a result of default by the Sublessor, would recognize Sublessee as its direct tenant under the Sublease, subject to the terms of the Nondisturbance Agreement including an increase in the rent payable under the Sublease;

WHEREAS, the parties desire to place certain sums of money in escrow to cover the difference in said rental amounts if the terms of the Nondisturbance Agreement become effective with respect thereto, and to provide for the release of said sums, all in accordance with the terms of this Agreement.

NOW, THEREFORE, for $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1.                                       Periodic Deposit of Funds.  The Sublessee shall deposit in escrow with the Escrow Agent, as and when same become due and payable, all Base Rent (as defined in the Sublease) payments due under the Sublease until the Escrowed Funds (as hereinafter defined) total $1,075,525.00 (the “Maximum Escrow Amount”).  The funds deposited hereunder shall be collectively referred to as the “Escrowed Funds.”  The Sublessee shall receive a credit against the Base Rent payable under the Sublease to the extent of the Escrowed Funds.  Notwithstanding any provision hereof to the contrary, however, it is understood and agreed that the Sublessee’s right to pay said amounts to the Escrow Agent is contingent upon the Sublessee timely paying to the Escrow Agent all of the amounts due as Base Rent under the Sublease and otherwise not being in default beyond all applicable notice and cure periods under the Sublease.  The Sublessee shall not be permitted to make any future payments to the Escrow Agent as provided above at any time the Sublessee is in default beyond all applicable notice and cure periods under the Sublease.  If the Sublessee is at any time in default beyond all applicable notice and cure periods under the Sublease, then the Sublessor shall provide written notice thereof to the Escrow Agent to inform the Escrow Agent that the Sublessee will not be making the foregoing payments.  If the Sublessee cures the default to the Sublessor’s satisfaction, the Sublessee shall again be permitted to pay to the Escrow Agent the amounts set forth above.  The Escrow Agent shall provide the Sublessor and the Sublessee with monthly statements confirming the then current balance of Escrowed Funds held by it and the date and amount of the most recent deposit of Escrowed Funds by the Sublessee.  Notwithstanding the foregoing, it is understood that in the event that the

Escrow Agent receives any funds, it shall be permitted to accept said deposit(s) and such amounts shall be deemed Escrowed Funds under this Agreement.

2.                                       Periodic Release of Funds.  Subject to the provisions of Paragraphs 3, 4 and 5 below, commencing on the 1st day of the month immediately following the date that the Escrowed Funds equals the Maximum Escrowed Amount and on the 1st day of each month thereafter through May 1, 2017, Escrow Agent shall refund to the Sublessor the sum of $9,114.62 per month (but only to the extent of the Escrowed Funds) without further notice to any party.  It is understood that the foregoing amount assumes a December 1, 2004 Commencement Date under the Sublease.  In the event that such Commencement Date is other than December 1, 2004, then the Sublessee and the Sublessor shall execute an amendment to this Escrow Agreement to adjust the monthly refund number to be equal to the total Escrowed Funds divided by the total of months remaining in the term of the Sublease after the Escrowed Funds equals the Maximum Escrowed Amount.  On May 1, 2017, the entire remaining balance of the Escrowed Funds shall be paid to the Sublessor.  The payments as provided above shall be made without notice, demand or any other action whatsoever, except if the provisions of Paragraphs 3, 4 or 5 would become applicable by the terms thereof, in which event the terms thereof shall be applicable.

3.                                       Release of Funds to the Sublessee.  In the event that the Master Lease is terminated and the Master Landlord recognizes the Sublessee as its direct tenant under the Sublease pursuant to the terms of the Nondisturbance Agreement, then the entire balance of the Escrowed Funds shall be paid to the Sublessee.  In order for this provision to be effective, however, a written direction as to same signed by both the Sublessor and the Sublessee shall be first provided to the Escrow Agent which expressly directs the Escrow Agent to pay the entire balance of the Escrowed Funds to the Sublessee.  The Sublessor and the Sublessee shall be obligated to provide such written direction under such circumstances, and the Sublessor shall indemnify and hold harmless the Sublessee for all losses, damages, costs and expenses (including but not limited to reasonable attorneys’ fess and expenses) as a result of the Sublessor’s failure to provide such written direction in accordance with this paragraph.

4.                                       Release of Funds to the Sublessor.  In the event that the Sublease is terminated for any reason, except as a result of a default by the Sublessor, then the entire balance of the Escrowed Funds shall be paid to the Sublessor.  In order for this provision to be effective, however, a written direction as to same signed by both the Sublessor and the Sublessee shall be first provided to the Escrow Agent which expressly directs the Escrow Agent to pay the entire balance of the Escrowed Funds to the Sublessor.  The Sublessor and the Sublessee shall be obligated to provide such written direction under such circumstances, and the Sublessee shall indemnify and hold harmless the Sublessor for all losses, damages, costs and expenses (including but not limited to reasonable attorneys’ fess and expenses) as a result of the Sublessee’s failure to provide such written direction in accordance with this paragraph.

5.                                       Disbursement of Funds in Event of Dispute.  In the event of any dispute between the parties as to the release of Escrowed Funds, written notice thereof shall be provided to all of the other parties.  Upon receipt of written notice of dispute as to the release of the Escrowed Funds, the Escrow Agent shall not release any further amounts of the Escrowed Funds until there is a written direction signed by the Sublessor and the Sublessee as to the disbursement thereof, and if the Escrow Agent does not receive such signed written direction within fifteen (15) business days after the Escrow Agent’s receipt of written notice as to the dispute, then the

Escrow Agent shall deliver the Escrowed Funds to a court of competent jurisdiction and file an action for interpleader or other writ or petition, with such court for resolution as to how the Escrowed Funds shall be released.  The Sublessor and the Sublessee agree that after the Escrowed Funds have been delivered to such court, the Escrow Agent shall have no further liability hereunder and shall not be a necessary or permitted party in any action brought regarding the Escrowed Funds.

6.                                       Escrow Agent’s Liability.  The Escrow Agent shall not be liable for any mistakes of facts or error in judgment, or any acts or omissions of any kind, unless it was caused by its willful misconduct or gross negligence, and the parties agree, except in the case of gross negligence or willful misconduct by the Escrow Agent, to indemnify and hold the Escrow Agent harmless from any claims, demands, causes of action, liability, damages or judgments, including the costs of defending any action against it, together with any reasonable attorneys’ fees, costs and expenses incurred, all in connection with the Escrow Agent’s undertakings pursuant to the terms and conditions of this Escrow Agreement.

7.                                       Compliance with Court Orders.  The parties furthermore agree that the Escrow Agent is hereby expressly authorized to comply with and obey any and all orders, judgments or decrees entered or issued by any court, and, in case the Escrow Agent obeys and complies with any such order, judgment or decree of any court, it shall not be liable to either of the parties hereto or to any other person, firm or corporation by reason of such compliance.

8.                                       Interest on Escrowed Funds.  The Escrowed Funds shall be invested in an interest-bearing account, all interest becoming a part of the Escrowed Funds and all taxes thereon shall be paid by the Sublessor.  Escrow Agent shall provide prompt written notice to the Sublessor and the Sublessee of the location and account number of such account.  The Sublessor’s Federal Tax Identification Number shall be given in connection with the interest earned on the Escrowed Funds. The Federal Tax Identification Number of the Sublessor is 95-1718077.

9.                                       Fees to Escrow Agent.  The following fees shall be paid to the Escrow Agent for its services under this Agreement:

(a)                                  $500.00 upon the execution of this Agreement as a set-up fee; and

(b)                                 $600.00 upon the execution of this Agreement for the services for the first year of this Agreement and $600.00 per year on each anniversary date of this Agreement thereafter so long as this Agreement remains in effect.

It is understood and agreed that said fees shall be split equally between the Sublessor and the Sublessee.  In addition, the Escrow Agent shall be reimbursed for the fees and expenses it incurs under Paragraph 5 above.

10.                                 Attorneys Fees.  In the event of any dispute, litigation or other enforcement action under this Agreement, as between the Sublessor and the Sublessee the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees and court costs.

11.                                 Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed duly served if and when delivered by hand or mailed by certified mail, postage prepaid, return receipt requested or by recognized overnight courier to the address of each party set forth below or to such other address as a party may designate in writing to the others.

12.                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first above written.

SUBLESSEE:

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

By:	/s/ Kenneth H. Traub

Name:	Kenneth H. Traub

Title:	President and CEO

Address of Sublessee: 399 Executive Boulevard,
Elmsford, New York, 10523, Attention: Kenneth
Traub, President and CEO

SUBLESSOR:

APW NORTH AMERICA INC.

By:	/s/ Michael Gasick

Name:	Michael Gasick

Title:	Treasurer

Address of Sublessor: N22 W23685 Ridgeview
Parkway West, Waukesha, WI 53188-1013

ACCEPTED:
ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Lisa A. Petersen

Name:	Lisa Petersen

Title:	Counsel

Address: 20900 Swenson Drive
Suite 900, Waukesha, WI 53186